Exhibit 5.1

[Letterhead of Kaplan, Strangis and Kaplan, P.A.]

December 23, 2014

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on December 23, 2014 by AxoGen, Inc., a Minnesota corporation (the “Company”), to register an additional 750,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), which are reserved for issuance under AxoGen, Inc. 2010 Stock Incentive Plan, as amended and restated (the “Plan”).

We have acted as special counsel to the Company and, as such, have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation (a) the Company’s Amended and Restated Articles of Incorporation, (b) the Company’s Amended and Restated Bylaws, (c) the Plan, and (d) certain resolutions adopted by the board of directors and shareholders of the Company with respect to the authorization and proposed issuance of shares of Common Stock pursuant to the Plan as contemplated by the Registration Statement.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.     The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota.

2.     The Company has the corporate authority to issue the shares of Common Stock covered by the Registration Statement.

3.     The additional 750,000 shares of Common Stock proposed to be issued under the Plan as described in the Registration Statement have been duly authorized by the Company and will, when issued pursuant to the terms of the Plan, be duly and validly issued, fully paid and non-assessable.

We are members of the bar in the State of Minnesota and the foregoing is limited to the laws of the state of Minnesota.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

KAPLAN, STRANGIS AND KAPLAN, P.A.

By:	/s/ Bruce J. Parker
Bruce J. Parker